UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-12G

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

MJ HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	20-8235905
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3275 South Jones Blvd Las Vegas, NV	89146
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code      (702) 879-4440

Securities to be registered under Section 12(b) of the Exchange Act:

Title of each class to be so registered	Name of exchange on which each class is to be registered.
None	Not Applicable

Securities to be registered under Section 12(g) of the Exchange Act:

Common Stock, $0.001 par value

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]
(Do not check if a smaller reporting company)

Item 1. Business

Unless the context indicates or suggests otherwise, references to “we,” “our,” “us,” the “Company,” or “MJ Holdings” refer to MJ Holdings, Inc.., a Nevada corporation, individually, or as the context requires, collectively with its subsidiaries.

Company Overview

MJ Holdings is a holding company whose subsidiaries provide infrastructure, consulting and construction services, in addition to holding, and managing third party state issued cultivation and production licenses.

We were incorporated on November 17, 2006, as Securitas EDGAR Filings, Inc. under the laws of the State of Nevada. Prior to the formation of Securitas EDGAR Filings Inc., the business was operated as Xpedient EDGAR Filings, LLC, a Florida Limited Liability Company, formed on October 31, 2005. On November 21, 2005, Xpedient EDGAR Filings LLC amended its Articles of Organization to change its name to Securitas EDGAR Filings, LLC. On January, 21 2009, Securitas Edgar Filings LLC merged into Securitas Edgar Filings, Inc., a Nevada corporation.  On February 14, 2014, we amended and restated our Articles of Incorporation and changed our name to MJ Holdings, Inc.  Our corporate headquarters is located at 3275 South Jones Blvd Las Vegas, NV 89146 and our telephone number is (702) 879-4440. Our website address is: www.MJHoldingsinc.com. No information available on or through our websites shall be deemed to be incorporated into this Registration Statement on Form 10. Our common stock, par value $0.001 (the “Common Stock”), is quoted on the OTC Markets Group, Inc.’s listing service under the symbol “MJNE.”

History and Background

Our original business was as an EDGAR filing agent, wherein we assisted company's in preparing and filing periodic reports with the United States Securities and Exchange Commission ("SEC") on the EDGAR, (electronic data gathering analysis retrieval) platform.

On February 14, 2014, we changed our business model and began exploring opportunities in the legal marijuana industry, principally in real estate opportunities and began acquiring real estate, which we in turn leased to licensed operators.

On November 22, 2016, in connection with a plan to divest ourselves of our real estate business, we submitted to our shareholders an offer to exchange (the “Exchange Offer”) our common stock for shares in MJ Real Estate Partners, LLC, (“MJRE”) a newly formed LLC formed for the sole purpose of effecting the Exchange Offer. On January 10, 2017, the Company accepted for exchange 1,800,000 shares of the Company’s common stock in exchange for 1,800,000 shares of MJRE’s common units, representing membership interests in MJRE. Effective February 1, 2017, the Company transferred its ownership interests in the real estate properties and its subsidiaries, through which the Company holds ownership of the real estate properties, to MJRE. MJRE also assumed the senior notes and any and all obligations associated with the real estate properties and business, effective February 1, 2017.

On December 15, 2017, we acquired all of the issued and outstanding membership interests of Red Earth LLC, an asset holding company, formed in Nevada. As a result of the acquisition, Red Earth became our wholly-owned subsidiary. We also own interests in five other subsidiaries.

Our Business

Through our subsidiaries we provide a 360-degree spectrum of infrastructure, construction, cultivation management, production management, distribution consulting and operating services to cultivation and production operators in the regulated cannabis industry. We have six operating divisions: Prescott Management LLC-Top Rank, Red Earth LLC, HDGLV LLC, Condo HighRise Management LLC, Production Campus Studios LLC, and Unique Sales Management LLC

Through Prescott Management -Top Rank, we provide sales, design, sourcing, site-development, installation and construction of greenhouse structures, production facilities, indoor structures and provide Nevada General Contractor services. Through, Red Earth/Highland, we hold a state of Nevada issued cannabis cultivation license and through HDGLV we hold a triple-net leasehold, with an option to buy, on a 17,298 sq. ft. building, which is home to an agritourism destination, the Highland Show-Grow. Through Condo HighRise Management, we provide consulting, management and sales/distribution opportunities to third parties who desire to manage and participate in the Nevada cannabis market as cultivators and/or cultivation investors. Through Production Campus Studios, we will manage a property connected to a Nevada State issued cannabis production license, wherein we manage the production of marijuana products through their exclusive Nevada franchise agreement, and also manage a production campus for third party brands and manufacturers. Through Unique Sales Management, we hold a lease on a North Las Vegas (NLV) in connection with our plan to applying for a dispensary license in Northern Las Vegas.

Our growth strategy, includes growing our Nevada operations and replicating the 360-degree business model in other legalized States and Countries, through organic expansion and/or acquisition.

Marijuana Industry Overview

Marijuana cultivation refers to the planting, tending, improving and harvesting of the flowering plant Cannabis, primarily for the production and consumption of cannabis flowers, often referred to as “buds”. The cultivation techniques for marijuana cultivation differ than for other purposes such as hemp production and generally references to marijuana cultivation and production do not include hemp.

Cannabis belongs to the genus Cannabis in the family Cannabaceae and for the purposes of production and consumption, includes three species, C. sativa (“Sativa”), C. indica (“Indica”), and C. ruderalis (“Ruderalis”). Sativa and Indica generally grow tall with some varieties reaching approximately 4 meters. The females produce flowers rich in tetrahydrocannabinol (“THC”). Ruderalis is a short plant and produces trace amounts of THC, but is very rich in cannabidiol (“CBD”) and which is an antagonist (inhibits the physiological action) to THC.

As of February 2018, there are a total of 30 states, plus the District of Columbia, with legislation passed as it relates to medicinal cannabis. These state laws are in direct conflict with the United States Federal Controlled Substances Act (21 U.S.C. § 811) (“CSA”), which places controlled substances, including cannabis, in a schedule. Cannabis is classified as a Schedule I drug, which is viewed as having a high potential for abuse, has no currently-accepted use for medical treatment in the U.S., and lacks acceptable safety for use under medical supervision.

As of February 2018, 30 states, and the District of Columbia, have adopted laws that exempt patients who use medicinal cannabis under a physician’s supervision from state criminal penalties. These are collectively referred to as the states that have de-criminalized medicinal cannabis, although there is a subtle difference between de-criminalization and legalization, and each state’s laws are different. Additionally, 9 states and the Washington D.C. now allow for recreational use of marijuana.

Medical cannabis decriminalization is generally referred to as the removal of all criminal penalties for the private possession and use of cannabis by adults, including cultivation for personal use and casual, nonprofit transfers of small amounts. Legalization is generally referred to as the development of a legally controlled market for cannabis, where consumers purchase from a safe, legal, and regulated source.

Nevada legalized marijuana for recreational use, effective July 1, 2017, making it legal for adults over the age of 21 to use marijuana and to possess up to one ounce of marijuana flowers and one-eighth of an ounce of marijuana concentrates. Individuals are also permitted to grow up to six marijuana plants for personal use. In addition, businesses can legally, pursuant to state regulations, cultivate, process, dispense, distribute, and test marijuana products under certain conditions.

The dichotomy between federal and state laws has also limited the access to banking and other financial services by marijuana businesses. Recently the U.S. Department of Justice and the U.S. Department of Treasury issued guidance for banks considering conducting business with marijuana dispensaries in states where those businesses are legal, pursuant to which banks must now file a Marijuana Limited Suspicious Activity Report that states the marijuana business is following the government’s guidelines with regard to revenue that is generated exclusively from legal sales. However, since the same guidance noted that banks could still face prosecution if they provide financial services to marijuana businesses, it has led to the widespread refusal of the banking industry to offer banking services to marijuana businesses operating within state and local laws.

The DOJ has not historically devoted resources to prosecuting individuals whose conduct is limited to possession of small amounts of marijuana for use on private property but has relied on state and local law enforcement to address marijuana activity. In the event the DOJ reverses its stated policy and begins strict enforcement of the CSA in states that have laws legalizing medical marijuana and recreational marijuana in small amounts, there may be a direct and adverse impact to our business and our revenue and profits.

Furthermore, H.R. 83, known as the Rohrabacher-Blumenauer is an amendment to the annual appropriations bill that prohibits the Department of Justice from using federal funds to prevent certain states, including Nevada and California, from implementing their own laws that authorized the use, distribution, possession, or cultivation of medical marijuana. This prohibition is currently in place until February 8, 2018.

We are monitoring the Trump administration’s, the DOJ’s and Congress’ positions on federal marijuana law and policy. Based on public statements and reports, we understand that certain aspects of those laws and policies are currently under review, but no official changes have been announced. It is possible that certain changes to existing laws or policies could have a negative effect on our business and results of operations.

We currently operate medical marijuana businesses in Nevada. Although the possession, cultivation and distribution of marijuana is permitted in Nevada, provided compliance with applicable state and local laws, rules, and regulations, marijuana is illegal under federal law. We believe we operate our business in compliance with applicable state laws and regulations. Any changes in federal, state or local law enforcement regarding marijuana may affect our ability to operate our business. Strict enforcement of federal law regarding marijuana would likely result in the inability to proceed with our business plans, could expose us to potential criminal liability and could subject our properties to civil forfeiture. Any changes in banking, insurance or other business services may also affect our ability to operate our business.

Prescott-Top Rank

Prescottt Management-Top Rank is a wholly owned subsidiary of MJ Holdings and is a joint venture by and between MJ Holdings Inc., and Top Rank Builders Inc., a licensed contractor in the state of Nevada.  Through Prescott Management-Top Rank, MJ Holdings offers comprehensive construction, contracting and turn-key build out services for the cannabis industry. Prescott-Top Rank is also the selling agent for a variety of greenhouse suppliers and designed greenhouse brand for the cannabis industry.  Prescott Management-Top Rank provides greenhouse consulting and design services, in addition to providing financing options for modular greenhouse solutions for indoor cultivation and production.  Prescott Management-Top Rank provides our customers with full service turn-key build out greenhouse solutions. Prescott Management-Top Rank has an exclusive Cannabis Nevada contract with Top Rank builders and an exclusive contract through Top Rank Builders for land development, greenhouse assembly and installation on a 37 acre cultivation parcel, located in Amargosa Valley, Nevada, managed by our wholly owned subsidiary, Condo HighRise Management.

Prescott-Top Rank may face substantial competition in the sale of construction and other general contracting services, including the sale and design of greenhouses and production/operations structures. Numerous other companies provide similar services and, therefore, we anticipate that we will face competition with these other companies. Our management has experience in successfully developing, implementing, and operating all facets of equivalent businesses in other markets. We believe through our experience and cost-effective solutions we have a competitive advantage over these other companies.

Red Earth/Highland and HDGLV

On December 15, 2017, we acquired Red Earth LLC.  Red Earth is a holding company, whose assets are, a provisional cultivation license to grow marijuana in the city of Las Vegas in the state of Nevada and all of the outstanding membership interests in HDGLV LLC which holds a triple net leasehold interest in a 17,298 sq. ft. building located at 2310 Western Avenue in Las Vegas, Nevada, which we intend to operate as an agritourism destination, called the Highland Show-Grow. We expect to complete construction of the Show-Grow by 3Q 2018. Highland Show-Grow is designed as a visitor friendly cannabis cultivation facility located next to the Acre’s popular licensed Nevada marijuana museum and dispensary. The Highland Show-Grow is intended to serve as a draw for tourists who desire to visit, see, and learn the inner-workings of a cannabis cultivation facility.  The Show-Grow intends to wholesale its products to local dispensaries at prevailing market prices, but also serves as a marketing and branding tool for us to drive sales and grow awareness of our economically and mass-produced cultivation product grown on the cannabis farm, co-managed by our wholly owned subsidiary, Condo HighRise Management and our planned large-scale production facility, operated by our wholly owned subsidiary, Production Campus Studios.

Red Earth/Highland may face substantial competition in the operation of cultivation facilities in Nevada. Numerous other companies were also granted licenses, and, therefore, we anticipate that we will face competition with these other companies if such companies operate cultivation facilities in and around the locations at which we operate our facilities. Our management has experience in successfully developing, implementing, and operating all facets of equivalent businesses in other markets. We believe this experience in cultivation and management plus the unique marketing aspect of a show-grow will provide us with a competitive advantage over these other companies.

Condo HighRise Management

Condo HighRise Management is a sales, marketing, and management agent for a 37-acre parcel of land (the “Acres Land”) for a term of eight year, for Acres Cultivation LLC (“Acres”), Inc. a holder of State of Nevada issued cultivation, production and dispensary licenses. Acres provides seed to sale tracking services to individual growers contracted out to grow in 20,000 sf unit clusters, who grow cannabis and also make products on the Acres Land and receive a percent of net production.  As a sales and managing agent, we are solely responsible for contracting third party grower contracts on behalf of Acres, and we earn a percent of net production for our sales and management services.  Moreover, our contract with Acres provides that any greenhouses installed on the Acres Land by us, shall be sourced and installed by our construction and greenhouse design division Prescott-Top Rank.  Third party grower contracts are for a term of eight years from the contract date, and we generate revenue on any and all grower contracts originated by us for the term of the grower contract.

Condo HighRise Management also provides cultivation consulting, management and distribution services for additional fees to investors and or growers who contract us to manage their cultivations on the Acres Land.

We may face substantial competition in the operation of cultivation facilities in Nevada. Numerous other companies were also granted licenses, and therefore, we anticipate that we will face competition with these other companies if such companies are able to scale their operation and operate larger cultivation facilities. Our management has experience in successfully developing, implementing, and operating all facets of equivalent businesses in other markets. We believe this experience and the size of our lands will provide us with a competitive advantage over these other companies.

Production Campus Studios

Production Campus Studios is in process of finalizing a definitive management services contract with Clark Natural Medicinal Solutions LLC (CNMS) a holder of a state of Nevada issued marijuana production license, which we expect to complete by the end of the first quarter of 2018. We through, Production Campus Studios are, pending finalizing our agreement with CNMS, are negotiating the purchase of a 38,000 sq. ft. industrial space, which it expects to expand to 100,000 sq. ft. in North Las Vegas. The facility will be used for the production of marijuana-based products produced under the production license owned by CNMS and managed by us to facilitate managing of products under the CNMS production license for third party manufacturers, who manufacture finished products out of our facility.  Our agreement is conditioned on complying with any and all state regulations for the care and maintenance of the state issued cannabis production license. Revenues will be split among us, CNMS and the third-party producers based on a net output revenue share agreement. Production Campus Studios, may also receive equity and or the right to purchase equity in producers who manufacture products in our facility.

Production Campus Studios may face substantial competition in the operation of production facilities in Nevada. Numerous other companies were also granted licenses, and, therefore, we anticipate that we will face competition with these other companies if such companies operate production facilities in and around the locations at which we operate our facilities. Our management has experience in successfully developing, implementing, and operating all facets of equivalent businesses in other markets. We believe this experience, contacts and size will provide us with a competitive advantage over these other companies.

Unique Sales Management

Unique Sales Management is in the planning stage of applying for a newly issued state of Nevada dispensary license for Northern Las Vegas. In connection with the application, we, through our wholly owned subsidiary, Unique Sales management, have entered into a simple lease agreement, in part to comply and earn points based on an anticipated merit-based points system this year expected to be presented during the first quarter of.

Employees

As of the date of the filing of this Registration Statement, we had 4 employees.

Item 1A.  Risk Factors

ITEM 1A. RISK FACTORS

You should carefully consider the risks, uncertainties and other factors described below, in addition to the other information set forth in this Annual Report on Form 10-K, including our consolidated financial statements and the related notes thereto. Any of these risks, uncertainties and other factors could materially and adversely affect our business, financial condition, results of operations, cash flows, or prospects. In that case, the trading price of our Common Stock could decline, and you may lose all or part of your investment. An investment in our securities is speculative and involves a high degree of risk. You should not invest in our securities if you cannot bear the economic risk of your investment for an indefinite period of time and cannot afford to lose your entire investment. There may be additional risks that we do not presently know of or that we currently believe are immaterial which could also impair our business and financial position. See also “Cautionary Note Regarding Forward-Looking Statements.”

Risks Relating to Our Business and Industry

We have a limited operating history, which may make it difficult for investors to predict future performance based on current operations.

We have a limited operating history upon which investors may base an evaluation of our potential future performance. In particular, we have not proven that we can sell cannabis products in a manner that enables us to be profitable and meet customer requirements, obtain the necessary permits and/or achieve certain milestones to develop our cultivation businesses, enhance our line of cannabis products, develop and maintain relationships with customers and strategic partners, to raise sufficient capital in the public and/or private markets, or respond effectively to competitive pressures. As a result, there can be no assurance that we will be able to develop or maintain consistent revenue sources, or that our operations will be profitable and/or generate positive cash flow.

Any forecasts we make about our operations may prove to be inaccurate. We must, among other things, determine appropriate risks, rewards, and level of investment in our product lines, respond to economic and market variables outside of our control, respond to competitive developments and continue to attract, retain, and motivate qualified employees. There can be no assurance that we will be successful in meeting these challenges and addressing such risks and the failure to do so could have a materially adverse effect on our business, results of operations, and financial condition. Our prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in the early stage of development. As a result of these risks, challenges, and uncertainties, the value of your investment could be significantly reduced or completely lost.

We have incurred significant losses in prior periods, and losses in the future could cause the quoted price of our Common Stock to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due and on our cash flow.

We have incurred losses in prior periods. For the nine months ended September 30, 2017, we incurred a net loss of $283,900, and, as of that date, we had an accumulated deficit of $1,638,842. Any losses in the future could cause the quoted price of our Common Stock to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due, and on our cash flow.

We will likely need additional capital to sustain our operations and will likely need to seek further financing, which we may not be able to obtain on acceptable terms or at all. If we fail to raise additional capital, as needed, our ability to implement our business model and strategy could be compromised.

We have limited capital resources and operations. To date, our operations have been funded primarily from the proceeds of equity financings. We may require additional capital in the near future to develop business operations at our proposed production facilities in Las Vegas Nevada, to expand our production of our future franchise production lines, to develop our intellectual property base, and establish our targeted levels of commercial production. We may not be able to obtain additional financing on terms acceptable to us, or at all. In particular, because marijuana is illegal under federal law, we may have difficulty attracting investors.

Even if we obtain financing for our near-term operations, we expect that we will require additional capital thereafter. Our capital needs will depend on numerous factors including: (i) our profitability; (ii) the release of competitive products by our competition; (iii) the level of our investment in research and development; and (iv) the amount of our capital expenditures, including acquisitions. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership held by our existing stockholders will be reduced and our stockholders may experience significant dilution. In addition, new securities may contain rights, preferences, or privileges that are senior to those of our Common Stock. If we raise additional capital by incurring debt, this will result in increased interest expense. If we raise additional funds through the issuance of securities, market fluctuations in the price of our shares of Common Stock could limit our ability to obtain equity financing.

We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us. If we are unable to raise capital when needed, our business, financial condition, and results of operations would be materially adversely affected, and we could be forced to reduce or discontinue our operations.

We face intense competition and many of our competitors have greater resources that may enable them to compete more effectively.

The industries in which we operate in general are subject to intense and increasing competition. Some of our competitors may have greater capital resources, facilities, and diversity of product lines, which may enable them to compete more effectively in this market. Our competitors may devote their resources to developing and marketing products that will directly compete with our product lines. Due to this competition, there is no assurance that we will not encounter difficulties in obtaining revenues and market share or in the positioning of our products. There are no assurances that competition in our respective industries will not lead to reduced prices for our products. If we are unable to successfully compete with existing companies and new entrants to the market this will have a negative impact on our business and financial condition.

If we fail to protect our intellectual property, our business could be adversely affected.

Our viability will depend, in part, on our ability to develop and maintain the proprietary aspects of our intellectual property to distinguish our products from our competitors’ products. We rely on copyrights, trademarks, trade secrets, and confidentiality provisions to establish and protect our intellectual property.

Any infringement or misappropriation of our intellectual property could damage its value and limit our ability to compete. We may have to engage in litigation to protect the rights to our intellectual property, which could result in significant litigation costs and require a significant amount of our time. In addition, our ability to enforce and protect our intellectual property rights may be limited in certain countries outside the United States, which could make it easier for competitors to capture market position in such countries by utilizing technologies that are similar to those developed or licensed by us.

Competitors may also harm our sales by designing products that mirror our products or processes without infringing on our intellectual property rights. If we do not obtain sufficient protection for our intellectual property, or if we are unable to effectively enforce our intellectual property rights, our competitiveness could be impaired, which would limit our growth and future revenue.

We may also find it necessary to bring infringement or other actions against third parties to seek to protect our intellectual property rights. Litigation of this nature, even if successful, is often expensive and time-consuming to prosecute and there can be no assurance that we will have the financial or other resources to enforce our rights or be able to enforce our rights or prevent other parties from developing similar products or processes or designing around our intellectual property.

Although we believe that our products and processes do not and will not infringe upon the patents or violate the proprietary rights of others, it is possible such infringement or violation has occurred or may occur, which could have a material adverse effect on our business.

We are not aware of any infringement by us of any person’s or entity’s intellectual property rights. In the event that products we sell or processes we employ are deemed to infringe upon the patents or proprietary rights of others, we could be required to modify our products or processes or obtain a license for the manufacture and/or sale of such products or processes or cease selling such products or employing such processes. In such event, there can be no assurance that we would be able to do so in a timely manner, upon acceptable terms and conditions, or at all, and the failure to do any of the foregoing could have a material adverse effect upon our business.

There can be no assurance that we will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action. If our products or processes are deemed to infringe or likely to infringe upon the patents or proprietary rights of others, we could be subject to injunctive relief and, under certain circumstances, become liable for damages, which could also have a material adverse effect on our business and our financial condition.

Our trade secrets may be difficult to protect.

Our success depends upon the skills, knowledge, and experience of our scientific and technical personnel, our consultants and advisors, as well as our licensors and contractors. Because we operate in several highly competitive industries, we rely in part on trade secrets to protect our proprietary technology and processes. However, trade secrets are difficult to protect. We enter into confidentiality or non-disclosure agreements with our corporate partners, employees, consultants, outside scientific collaborators, developers, and other advisors. These agreements generally require that the receiving party keep confidential and not disclose to third parties’ confidential information developed by the receiving party or made known to the receiving party by us during the course of the receiving party’s relationship with us. These agreements also generally provide that inventions conceived by the receiving party in the course of rendering services to us will be our exclusive property, and we enter into assignment agreements to perfect our rights.

These confidentiality, inventions, and assignment agreements may be breached and may not effectively assign intellectual property rights to us. Our trade secrets also could be independently discovered by competitors, in which case we would not be able to prevent the use of such trade secrets by our competitors. The enforcement of a claim alleging that a party illegally obtained and was using our trade secrets could be difficult, expensive, and time consuming and the outcome would be unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. The failure to obtain or maintain meaningful trade secret protection could adversely affect our competitive position.

Our business, financial condition, results of operations, and cash flow may in the future be negatively impacted by challenging global economic conditions.

Future disruptions and volatility in global financial markets and declining consumer and business confidence could lead to decreased levels of consumer spending. These macroeconomic developments could negatively impact our business, which depends on the general economic environment and levels of consumer spending. As a result, we may not be able to maintain our existing customers or attract new customers, or we may be forced to reduce the price of our products. We are unable to predict the likelihood of the occurrence, duration, or severity of such disruptions in the credit and financial markets and adverse global economic conditions. Any general or market-specific economic downturn could have a material adverse effect on our business, financial condition, results of operations, and cash flow.

Our future success depends on our key executive officers and our ability to attract, retain, and motivate qualified personnel.

Our future success largely depends upon the continued services of our executive officers and management team. If one or more of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Additionally, we may incur additional expenses to recruit and retain new executive officers. If any of our executive officers joins a competitor or forms a competing company, we may lose some or all of our customers. Finally, we do not maintain “key person” life insurance on any of our executive officers. Because of these factors, the loss of the services of any of these key persons could adversely affect our business, financial condition, and results of operations, and thereby an investment in our stock.

Our continuing ability to attract and retain highly qualified personnel will also be critical to our success because we will need to hire and retain additional personnel as our business grows. There can be no assurance that we will be able to attract or retain highly qualified personnel. We face significant competition for skilled personnel in our industries. In particular, if the marijuana industry continues to grow, demand for personnel may become more competitive. This competition may make it more difficult and expensive to attract, hire, and retain qualified managers and employees. Because of these factors, we may not be able to effectively manage or grow our business, which could adversely affect our financial condition or business. As a result, the value of your investment could be significantly reduced or completely lost.

We may not be able to effectively manage our growth or improve our operational, financial, and management information systems, which would impair our results of operations.

In the near term, we intend to expand the scope of our operations activities significantly. If we are successful in executing our business plan, we will experience growth in our business that could place a significant strain on our business operations, finances, management, and other resources. The factors that may place strain on our resources include, but are not limited to, the following:

·	The need for continued development of our financial and information management systems;
·	The need to manage strategic relationships and agreements with manufacturers, customers, and partners; and
·	Difficulties in hiring and retaining skilled management, technical, and other personnel necessary to support and manage our business

Additionally, our strategy envisions a period of rapid growth that may impose a significant burden on our administrative and operational resources. Our ability to effectively manage growth will require us to substantially expand the capabilities of our administrative and operational resources and to attract, train, manage, and retain qualified management and other personnel. There can be no assurance that we will be successful in recruiting and retaining new employees, or retaining existing employees.

We cannot provide assurances that our management will be able to manage this growth effectively. Our failure to successfully manage growth could result in our sales not increasing commensurately with capital investments or otherwise materially adversely affecting our business, financial condition, or results of operations.

If we are unable to continually innovate and increase efficiencies, our ability to attract new customers may be adversely affected.

In the area of innovation, we must be able to develop new technologies and products that appeal to our customers. This depends, in part, on the technological and creative skills of our personnel and on our ability to protect our intellectual property rights. We may not be successful in the development, introduction, marketing, and sourcing of new technologies or innovations, that satisfy customer needs, achieve market acceptance, or generate satisfactory financial returns.

We are dependent on the popularity of consumer acceptance of our product lines.

Our ability to generate revenue and be successful in the implementation of our business plan is dependent on consumer acceptance and demand of our product lines. Acceptance of our products will depend on several factors, including availability, cost, ease of use, familiarity of use, convenience, effectiveness, safety, and reliability. If customers do not accept our products, or if we fail to meet customers’ needs and expectations adequately, our ability to continue generating revenues could be reduced.

A drop in the retail price of medical marijuana products may negatively impact our business.

The demand for our products depends in part on the price of commercially grown marijuana. Fluctuations in economic and market conditions that impact the prices of commercially grown marijuana, such as increases in the supply of such marijuana and the decrease in the price of products using commercially grown marijuana, could cause the demand for medical marijuana products to decline, which would have a negative impact on our business.

Federal regulation and enforcement may adversely affect the implementation of medical cannabis laws and regulations may negatively impact our revenues and profits.

Currently, there are 30 states plus the District of Columbia that have laws and/or regulations that recognize, in one form or another, legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. Many other states are considering similar legislation. Conversely, under the CSA, the policies and regulations of the federal government and its agencies are that cannabis has no medical benefit and a range of activities including cultivation and the personal use of cannabis is prohibited. Unless and until Congress amends the CSA with respect to medical marijuana, as to the timing or scope of any such potential amendments there can be no assurance, there is a risk that federal authorities may enforce current federal law, and we may be deemed to be producing, cultivating, or dispensing marijuana in violation of federal law. Active enforcement of the current federal regulatory position on cannabis may thus indirectly and adversely affect our revenues and profits. The risk of strict enforcement of the CSA in light of Congressional activity, judicial holdings, and stated federal policy remains uncertain. In February 2017, the Trump administration announced that there may be “greater enforcement” of federal laws regarding marijuana. Any such enforcement actions could have a negative effect on our business and results of operations.

On January 4, 2018, Attorney General Jeff Sessions, rescinded guidance previously to federal law enforcement, regarding Marijuana Enforcement to all United States Attorneys in a memorandum known as the “Cole Memo”. The memorandum provided that the DOJ is committed to the enforcement of the CSA, but, the DOJ is also committed to using its limited investigative and prosecutorial resources to address the most significant threats in the most effective, consistent, and rational way.

The guidance, which has since been rescinded set forth certain enforcement priorities that are important to the federal government:

·	Distribution of marijuana to children;
·	Revenue from the sale of marijuana going to criminals;
·	Diversion of medical marijuana from states where it is legal to states where it is not;
·	Using state authorized marijuana activity as a pretext of other illegal drug activity;
·	Preventing violence in the cultivation and distribution of marijuana;
·	Preventing drugged driving;
·	Growing marijuana on federal property; and
·	Preventing possession or use of marijuana on federal property.

The DOJ has not historically devoted resources to prosecuting individuals whose conduct is limited to possession of small amounts of marijuana for use on private property but has relied on state and local law enforcement to address marijuana activity. In the event the DOJ reverses its stated policy and begins strict enforcement of the CSA in states that have laws legalizing medical marijuana and recreational marijuana in small amounts, there may be a direct and adverse impact to our business and our revenue and profits. Furthermore, H.R. 83, known as the Rohrabacher-Blumenauer is an amendment to the annual appropriations bill that prohibits the Department of Justice from using federal funds to prevent certain states, including Nevada and California, from implementing their own laws that authorized the use, distribution, possession, or cultivation of medical marijuana. This prohibition is currently in place until February 8, 2018.

We could be found to be violating laws related to medical cannabis.

Currently, there are 30 states plus the District of Columbia that have laws and/or regulations that recognize, in one form or another, legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. Many other states are considering similar legislation. Conversely, under the CSA, the policies and regulations of the federal government and its agencies are that cannabis has no medical benefit and a range of activities including cultivation and the personal use of cannabis is prohibited. Unless and until Congress amends the CSA with respect to medical marijuana, as to the timing or scope of any such amendments there can be no assurance, there is a risk that federal authorities may enforce current federal law. The risk of strict enforcement of the CSA in light of Congressional activity, judicial holdings, and stated federal policy remains uncertain. Because we cultivate, produce, sell and distribute medical marijuana, we have risk that we will be deemed to facilitate the selling or distribution of medical marijuana in violation of federal law. Finally, we could be found in violation of the CSA in connection with the sale of any marijuana products. This would cause a direct and adverse effect on our subsidiaries’ businesses, or intended businesses, and on our revenue and prospective profits.

Variations in state and local regulation, and enforcement in states that have legalized medical cannabis, may restrict marijuana-related activities, including activities related to medical cannabis, which may negatively impact our revenues and prospective profits.

Individual state laws do not always conform to the federal standard or to other states laws. A number of states have decriminalized marijuana to varying degrees, other states have created exemptions specifically for medical cannabis, and several have both decriminalization and medical laws. As of February 2018, nine states and the District of Columbia have legalized the recreational use of cannabis. Variations exist among states that have legalized, decriminalized, or created medical marijuana exemptions. For example, certain states have limits on the number of marijuana plants that can be homegrown. In most states, the cultivation of marijuana for personal use continues to be prohibited except for those states that allow small-scale cultivation by the individual in possession of medical marijuana needing care or that person’s caregiver. Active enforcement of state laws that prohibit personal cultivation of marijuana may indirectly and adversely affect our business and our revenue and profits.

Prospective customers may be deterred from doing business with a company with a significant nationwide online presence because of fears of federal or state enforcement of laws prohibiting possession and sale of medical or recreational marijuana.

Our website is visible in jurisdictions where medicinal and/or recreational use of marijuana is not permitted and, as a result, we may be found to be violating the laws of those jurisdictions.

Marijuana remains illegal under federal law.

Marijuana is a Schedule-I controlled substance and is illegal under federal law. Even in those states in which the use of marijuana has been legalized, its use remains a violation of federal law. Since federal law criminalizing the use of marijuana preempts state laws that legalize its use, strict enforcement of federal law regarding marijuana would likely result in our inability to proceed with our business plan, especially in respect of our marijuana cultivation, production and dispensaries. In addition, our assets, including real property, cash, equipment and other goods, could be subject to asset forfeiture because marijuana is still federally illegal.

In February 2017, the Trump administration announced that there may be “greater enforcement” of federal laws regarding marijuana. Any such enforcement actions could have a negative effect on our business and results of operations.

We are not able to deduct some of our business expenses.

Section 280E of the Internal Revenue Code prohibits marijuana businesses from deducting their ordinary and necessary business expenses, forcing us to pay higher effective federal tax rates than similar companies in other industries. The effective tax rate on a marijuana business depends on how large its ratio of nondeductible expenses is to its total revenues. Therefore, our marijuana business may be less profitable than it could otherwise be.

We may not be able to attract or retain a majority of independent directors.

Our board of directors is not currently comprised of a majority of independent directors. We may in the future desire to list our common stock on The New York Stock Exchange (“NYSE”) or The NASDAQ Stock Market (“NASDAQ”), both of which require that a majority of our board be comprised of independent directors. We may have difficulty attracting and retaining independent directors because, among other things, we operate in the marijuana industry, and as a result we may be delayed or prevented from listing our common stock on the NYSE or NASDAQ.

We may not be able to successfully execute on our merger and acquisition strategy

Our business plan depends in part on merging with or acquiring other businesses in the marijuana industry. The success of any acquisition will depend upon, among other things, our ability to integrate acquired personnel, operations, products and technologies into our organization effectively, to retain and motivate key personnel of acquired businesses, and to retain their customers. Any acquisition may result in diversion of management’s attention from other business concerns, and such acquisition may be dilutive to our financial results and/or result in impairment charges and write-offs. We might also spend time and money investigating and negotiating with potential acquisition or investment targets, but not complete the transaction.

Although we expect to realize strategic, operational and financial benefits as a result of our acquisitions, we cannot predict whether and to what extent such benefits will be achieved. There are significant challenges to integrating an acquired operation into our business.

Any future acquisition could involve other risks, including the assumption of unidentified liabilities for which we, as a successor owner, may be responsible. These transactions typically involve a number of risks and present financial and other challenges, including the existence of unknown disputes, liabilities, or contingencies and changes in the industry, location, or regulatory or political environment in which these investments are located, that our due diligence review may not adequately uncover and that may arise after entering into such arrangements.

Laws and regulations affecting the medical marijuana industry are constantly changing, which could detrimentally affect our cultivation, and production operations

Local, state, and federal medical marijuana laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter certain aspects of our business plan. In addition, violations of these laws, or allegations of such violations, could disrupt certain aspects of our business plan and result in a material adverse effect on certain aspects of our planned operations. In addition, it is possible that regulations may be enacted in the future that will be directly applicable to certain aspects of our cultivation and production businesses. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

We may not obtain the necessary permits and authorizations to operate the medical marijuana business.

We may not be able to obtain or maintain the necessary licenses, permits, authorizations, or accreditations for our cultivation and production businesses, or may only be able to do so at great cost. In addition, we may not be able to comply fully with the wide variety of laws and regulations applicable to the medical marijuana industry. Failure to comply with or to obtain the necessary licenses, permits, authorizations, or accreditations could result in restrictions on our ability to operate the medical marijuana business, which could have a material adverse effect on our business.

If we incur substantial liability from litigation, complaints, or enforcement actions, our financial condition could suffer.

Our participation in the medical marijuana industry may lead to litigation, formal or informal complaints, enforcement actions, and inquiries by various federal, state, or local governmental authorities against us. Litigation, complaints, and enforcement actions could consume considerable amounts of financial and other corporate resources, which could have a negative impact on our sales, revenue, profitability, and growth prospects. We have not been, and are not currently, subject to any material litigation, complaint, or enforcement action regarding marijuana (or otherwise) brought by any federal, state, or local governmental authority. Certain of our operating subsidiaries, may in the future engage in the distribution of marijuana; however, we have not been, and are not currently, subject to any material litigation, complaint or enforcement action regarding marijuana (or otherwise) brought by any federal, state, or local governmental authority with respect to the business of any our subsidiaries.

We may have difficulty accessing the service of banks, which may make it difficult for us to operate.

Since the use of marijuana is illegal under federal law, many banks will not accept for deposit funds from businesses involved with the marijuana industry. Consequently, businesses involved in the marijuana industry often have difficulty finding a bank willing to accept their business. The inability to open or maintain bank accounts may make it difficult for us to operate our medical marijuana businesses. If any of our bank accounts are closed, we may have difficulty processing transactions in the ordinary course of business, including paying suppliers, employees and landlords, which could have a significant negative effect on our operations.

Litigation may adversely affect our business, financial condition, and results of operations.

From time to time in the normal course of our business operations, we may become subject to litigation that may result in liability material to our financial statements as a whole or may negatively affect our operating results if changes to our business operations are required. The cost to defend such litigation may be significant and may require a diversion of our resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. Insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to these or other matters. A judgment or other liability in excess of our insurance coverage for any claims could adversely affect our business and the results of our operations.

Our officers and directors have significant control over stockholder matters and the minority stockholders will have little or no control over our affairs.

As of February 10, 2018, our officers and directors own approximately 83.6% of our outstanding Common Stock and thus exercise significant control over stockholder matters, such as election of directors, amendments to the Articles of Incorporation, and approval of significant corporate transactions. As a result, our minority stockholders will have little or no control over our affairs.

If we fail to implement and maintain proper and effective internal controls and disclosure controls and procedures pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, our ability to produce accurate and timely financial statements and public reports could be impaired, which could adversely affect our operating results, our ability to operate our business, and investors’ views of us.

Our internal controls and procedures were not effective to detect the inappropriate application of U.S. GAAP rules. Our internal controls were adversely affected by deficiencies in the design or operation of our internal controls, which management considered to be material weaknesses. These material weaknesses include the following:

·

lack of a majority of independent members and a lack of a majority of outside directors on our Board of Directors (“Board”), resulting in ineffective oversight in the establishment and monitoring of required internal controls and procedures;

·	inadequate segregation of duties consistent with control objectives; and
·	ineffective controls over period end financial disclosure and reporting processes.

The failure to implement and maintain proper and effective internal controls and disclosure controls could result in material weaknesses in our financial reporting, such as errors in our financial statements and in the accompanying footnote disclosures that could require restatements. Investors may lose confidence in our reported financial information and disclosure, which could negatively impact our stock price.

We do not expect that our internal controls over financial reporting will prevent all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. Over time, controls may become inadequate because changes in conditions or deterioration in the degree of compliance with policies or procedures may occur. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Our insurance coverage may be inadequate to cover all significant risk exposures.

We will be exposed to liabilities that are unique to the products we provide. While we intend to maintain insurance for certain risks, the amount of our insurance coverage may not be adequate to cover all claims or liabilities, and we may be forced to bear substantial costs resulting from risks and uncertainties of our business. It is also not possible to obtain insurance to protect against all operational risks and liabilities. In particular, we may have difficulty obtaining insurance because we operate in the marijuana industry. The failure to obtain adequate insurance coverage on terms favorable to us, or at all, could have a material adverse effect on our business, financial condition, and results of operations. We do not have any business interruption insurance. Any business disruption or natural disaster could result in substantial costs and diversion of resources.

If our products are contaminated, we may have litigation and products liability exposure.

We source some of our products from third-party suppliers. Although we are required by Nevada law to test the products we receive from third-party suppliers, we may not identify all contamination in those products. Possible contaminates include pesticides, molds and fungus. If a customer suffers an injury from our products, they may sue us in addition to the supplier and we may not have adequate insurance to cover any such claims, which could result in a negative effect on our results of operations.

Some of our lines of business rely on our third-party service providers to host and deliver services and data, and any interruptions or delays in these hosted services, security or privacy breaches, or failures in data collection could expose us to liability and harm our business and reputation.

Some of our lines of business and services rely on services hosted and controlled directly by third-party service providers. We do not have redundancy for all of our systems, many of our critical applications reside in only one of our data centers, and our disaster recovery planning may not account for all eventualities. If our business relationship with a third-party provider of hosting or software services is negatively affected, or if one of our service providers were to terminate its agreement with us, we might not be able to deliver access our data, which could subject us to reputational harm and cause us to lose customers and future business, thereby reducing our revenue.

We may hold large amounts of customer data, some of which will likely be hosted in third-party facilities. A security incident at those facilities or ours may compromise the confidentiality, integrity or availability of customer data. Unauthorized access to customer data stored on our computers or networks may be obtained through break-ins, breaches of our secure network by an unauthorized party, employee theft or misuse or other misconduct. It is also possible that unauthorized access to customer data may be obtained through inadequate use of security controls by customers. Accounts created with weak passwords could allow cyber-attackers to gain access to customer data. If there were an inadvertent disclosure of customer information, or if a third party were to gain unauthorized access to the information we possess on behalf of our customers, our operations could be disrupted, our reputation could be damaged and we could be subject to claims or other liabilities. In addition, such perceived or actual unauthorized disclosure of the information we collect or breach of our security could damage our reputation, result in the loss of customers and harm our business.

Because of the data we expect to collect and manage using our hosted solutions, it is possible that hardware or software failures or errors in our systems (or those of our third-party service providers) could result in data loss or corruption, cause the information that we collect to be incomplete or contain inaccuracies that our customers regard as significant or cause us to fail to meet committed service levels. Furthermore, our ability to collect and report data may be delayed or interrupted by a number of factors, including access to the Internet, the failure of our network or software systems or security breaches. In addition, computer viruses or other malware may harm our systems, causing us to lose data, and the transmission of computer viruses or other malware could expose us to litigation. We may also find, on occasion, that we cannot deliver data and reports in near real time because of a number of factors, including failures of our network or software. If we supply inaccurate information or experience interruptions in our ability to capture, store and supply information in near real time or at all, our reputation could be harmed and we could lose customers, or we could be found liable for damages or incur other losses. Moreover, states in which we operate may require that we maintain certain information about our customers and transactions. If we fail to maintain such information, we could be in violation of state laws.

Risks Related to an Investment in Our Securities

We expect to experience volatility in the price of our Common Stock, which could negatively affect stockholders’ investments.

The trading price of our Common Stock may be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. The stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with securities traded in those markets. Broad market and industry factors may seriously affect the market price of companies’ stock, including ours, regardless of actual operating performance. All of these factors could adversely affect your ability to sell your shares of Common Stock or, if you are able to sell your shares, to sell your shares at a price that you determine to be fair or favorable.

The relative lack of public company experience of our management team could adversely impact our ability to comply with the reporting requirements of U.S. securities laws.

Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by the Sarbanes-Oxley Act of 2002. Our senior management has limited experience in managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance, and reporting requirements, including the establishing and maintaining of internal controls over financial reporting. Any such deficiencies, weaknesses, or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy, we could be subject to the imposition of fines and penalties, and our management would have to divert resources from attending to our business plan.

Our Common Stock is categorized as “penny stock,” which may make it more difficult for investors to sell their shares of Common Stock due to suitability requirements.

Our Common Stock is categorized as “penny stock.” The Securities and Exchange Commission has adopted Rule 15g-9, which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. The price of our Common Stock is significantly less than $5.00 per share, and is therefore considered “penny stock.” This designation imposes additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker-dealer buying our securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities given the increased risks generally inherent in penny stocks. These rules may restrict the ability and/or willingness of brokers or dealers to buy or sell our Common Stock, either directly or on behalf of their clients, may discourage potential stockholders from purchasing our Common Stock, or may adversely affect the ability of stockholders to sell their shares.

Financial Industry Regulatory Authority (“FINRA”) sales practice requirements may also limit a stockholder’s ability to buy and sell our Common Stock, which could depress the price of our Common Stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require a broker-dealer to have reasonable grounds for believing that the investment is suitable for that customer before recommending an investment to a customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. Thus, the FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit your ability to buy and sell our shares of Common Stock, have an adverse effect on the market for our shares of Common Stock, and thereby depress our price per share of Common Stock.

The elimination of monetary liability against our directors, officers, and employees under Nevada law and the existence of indemnification rights for our obligations to our directors, officers, and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers, and employees.

Our Articles of Incorporation contain a provision permitting us to eliminate the personal liability of our directors to us and our stockholders for damages for the breach of a fiduciary duty as a director or officer to the extent provided by Nevada law. We may also have contractual indemnification obligations under any future employment agreements with our officers or agreements entered into with our directors. The foregoing indemnification obligations could result in us incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and the resulting costs may also discourage us from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit us and our stockholders.

We may issue additional shares of Common Stock or preferred stock in the future, which could cause significant dilution to all stockholders.

Our Articles of Incorporation authorize the issuance of up to 95,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, with a par value of $0.001 per share. As of December 17, 2017, we had 59,684,244 shares of Common Stock, outstanding; however, we may issue additional shares of Common Stock or preferred stock in the future in connection with a financing or an acquisition. Such issuances may not require the approval of our stockholders.  Any issuance of additional shares of our Common Stock, or equity securities convertible into our Common Stock, including but not limited to, preferred stock, warrants, and options, will dilute the percentage ownership interest of all stockholders, may dilute the book value per share of our Common Stock, and may negatively impact the market price of our Common Stock.

Anti-takeover effects of certain provisions of Nevada state law hinder a potential takeover of us.

Nevada has a business combination law that prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after an “interested stockholder” first becomes an “interested stockholder,” unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is potentially to discourage parties interested in taking control of us from doing so if they cannot obtain the approval of our Board. Both of these provisions could limit the price investors would be willing to pay in the future for shares of our Common Stock.

Because we do not intend to pay any cash dividends on our Common Stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. Declaring and paying future dividends, if any, will be determined by our Board, based upon earnings, financial condition, capital resources, capital requirements, restrictions in our Articles of Incorporation, contractual restrictions, and such other factors as our Board deems relevant. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. There is no assurance that stockholders will be able to sell shares when desired.

Item 3.  Properties.

Our principal office is located at 3275 South Jones Blvd Las Vegas, Nevada, where we occupy 3250 sq. ft. subject to a monthly lease payment of $5,500.  The current lease is for a term of 12 months and is renewable at our option.

We hold a triple net leasehold interest in a 17,298 sq. ft. building located at 2310 Western Avenue Las Vegas, Nevada.  The lease is for an initial term of 10 years, with a 12-month rent abatement.  The commencement date of the lease is June 29, 2017.  The Lease includes two options to extend, each for an additional 5 years.   The lease grants Tenant an option to purchase the property on or after the 25th month of the lease and continuing through the 60th month of the lease for the sum of $2,607,880.00

We hold a provisional lease, where lease payments are abated until such time as a dispensary license is awarded if at all, in connection with our planned application for a Northern Las Vegas Dispensary, the property is

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth information regarding the beneficial ownership of our common stock as of February 08, 2018:

•	each person whom we know beneficially owns more than 5% of our common stock;
•	each of our named executive officers and directors; and
•	all of our executive officers and directors as a group.

Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock indicated. For purposes of the table below, in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner, of any shares of our common stock over which he or she has or shares, directly or indirectly, voting or investment power or of which he or she has the right to acquire beneficial ownership at any time within 60 days. As used in this prospectus, “voting power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares. Common stock beneficially owned and percentage ownership was based on 62,675,407 shares outstanding on February 08, 2018, plus 166,665 shares deemed outstanding pursuant to Rule 13d-3, for a total of 62,842,072 shares outstanding.

Unless otherwise indicated, the address for each person is our address at 3275 South Jones Blvd., Las Vegas, Nevada, 89146.

Beneficial Owner	# of Shares	% of Total
Directors and Executive Officers:

Paris Balaouras (1)	26,663,944	42%
Chief Executive Officer

John R. Wheeler (2)	700,000	1.11%
Chief Financial Officer

Andrew Boutsikakis	0	0%
President

All directors and executive officers as a group (3 persons)	3	43.11%
Over 5% Shareholders:
Red Dot Development LLC	26,663,944	42%
Adam Laufer	5,669,407	9.02%

*

Represents beneficial ownership of less than one percent of the outstanding shares of our Common Stock

(1)

Mr. Balaouras beneficially owns 24,000,000 shares of our common stock, held by Roll On LLC, a limited liability company in which Mr. Balaouras is a member and manager.

(2)

John acquired his shares in our recent private placement at $0.75 per share, for an aggregate cost of $500,000.

Item 5. Directors and Executive Officers.

The names of our directors and executive officers and certain information about them are set forth below:

Name of Director	Age	Position with Company	Director Since
Paris Balaouras	46	CEO and Chairman of the Board of Directors	December 15, 2017
John R. Wheeler		CFO	-
Andrew Boutsikakis	41	President	-

Paris Balaouras, was appointed CEO and Chairman of the Board of Directors on December 15, 2017, and has significant experience in all aspects of of cannabis business development and operations, including but not limited to license acquisition, facility management, legislative initiatives and has developed comprehensive intellectual property related to cannabis cultivation. Since 2010 Mr. Balaouras has assisted in raising over $100 million dollars and has overseen the development, construction and launch of cannabis-oriented businesses in Arizona, California and Nevada. Mr. Balaouras is the founding partner, owner and former managing partner of Acres Medial LLC. As founding Partner, Mr. Balaouras was instrumental in raising the investment capital and oversaw the license acquisition of five Nevada Medical and Recreational Marijuana Establishment Certificates, the development and opening of a 20,000 sq. ft dispensary in Las Vegas featuring a cannabis museum and is home to Oaksterdam University’s new educational facility and the 37-acre cultivation facility in Amargosa Valley, making it the largest cultivation site in Nevada. Paris has been instrumental in the development in creating new knowledge in the field of the managerial processes that are essential to the operation of a cannabis entity. Balaouras is a member of the NDA (Nevada Dispensary Association), ASA (Americans for Safe Access) and NORML (the National Organization for the Reform of Marijuana Laws).

John R. Wheeler, Jr. has over 40 years of experience in accounting and 10 with cannabis companies. John graduated from University of Arizona with a Bachelors in Accounting and received his CPA license in 1979. Starting his career, he worked for the IRS for 6 years and later worked for multiple CPA companies in California for 10 years. The last 27 years he ran his own CPA company: Rocky Wheeler CPA and also Wheeler & Associates CPA’s.

Andrew Boutsikakis has over 15 years of financial services experience and 5 years of experience consulting in the legal Cannabis industry in Arizona and Nevada. Andrew graduated from Saint Francis College in Brooklyn, New York with a Business Administration degree, Andrew worked in finance and later worked in publishing for financial services publishing companies, Institutional Investors magazine and Thompson Financial Publishing.

Family Relationships

There are no familial relationships by and between Mr. Balaouras and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

Item 6. Executive Compensation.

Summary Compensation Table

The following table provides certain summary information concerning the compensation earned for services rendered to the Company for the fiscal years ended December 31, 2017 and 2016, by our current and former Chief Executive Officers and our two other most highly compensated executive officers (the “named executive officers”) who served in such capacities at the end of the fiscal year ended December 31, 2017. Except as provided below, none of our named executive officers received any other compensation required to be disclosed by law in excess of $10,000 annually.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pensions Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Paris Balaouras	2017	-	-						-
Chief Executive Officer

John R. Wheeler	2017	-							-
Chief Financial Officer

Andrew Boutsikakis
President

Shawn Chemtov	2017	$75,000	$75,000						$150,000
Former co-Chief Executive Officer	2016	-							-

Adam Laufer	2017	$74,120	$75,000						$149,120
Former co-Chief Executive Officer	2016	-							-

Outstanding Equity Awards at Fiscal Year-End

The following table provides information with respect to outstanding stock option awards for shares of our common stock classified as exercisable and unexercisable as of December 31, 2017, for the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Paris Balaouras	-	-	-	-	-	-	-	-	-
John R. Wheeler	-	-	-	-	-	-	-	-	-
Andrew Boutsikakis	-	-	-	-	-	-	-	-	-
Shawn Chemtov	-	-	-	-	-	-	-	-	-
Adam Laufer	-	-	-	-	-	-	-	-	-

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Other than the transactions described herein, we have not been a party to any transaction, or any currently proposed transaction, in which the Company was or is to be a participant and whose amount involved exceeded $120,000.

On December 15, 2017, we acquired 100% of the outstanding membership interests of Red Earth, LLC, a Nevada limited liability company (“Red Earth”) for 52,732,969 shares of our common stock and a Promissory Note in the amount of $900,000.  In connection with the acquisition of Red Earth, we appointed Mr. Paris Balaouras as the Company’s CEO. Prior to the acquisition, Mr. Balaouras served as the sole manager of Red Earth and owned 50% of the issued and outstanding membership interests in Red Earth.

On January 3rd, 2018, ATG holdings signed and then on January 8th assigned it’s contracted management services agreement with Acres Medical, LLC to place, co-managed and facilitate distribution for third party growers and producers on Acres Medical’s 37 acre tract of land in Amargosa Valley, Nevada. Our CEO, Paris Balaouras is a former managing partner and owns a minority financial interest in Acres Medical LLC.  As of, February 8th, 2018, we, through our wholly owned subsidiary, Production Campus Studio subsidiary are a party to a supply and co-marketing agreement with Acres Medical.

On February 08, 2018, we, through our wholly owned subsidiary, Prescott Management-Top Rank, entered into a managing, sales and marketing agreement with Apex Operations, LLC, a company co-managed and minority owned by a member with a financial interest in Red Dot Development LLC members.  The agreement, grants us rights to market and sell greenhouses designed by Apex pursuant to agreements that Apex has with multiple suppliers and a greenhouse manufacturer.

As of, February 08, 2018, We, through our wholly owned subsidiary, Production Campus Studios LLC are a party to a definitive LOI for management of a production license and management of an exclusive Nevada franchise for production, limited to finalizing the current contracts between CNMS and Apex, which grants us renewable rights, subject to performance and legal conditions to manage operations in connection with a state of Nevada issued marijuana production license of CNMS and to manufacture and sell products under Apex’ exclusive franchise rights in the State of Nevada.

Board Composition and Director Independence

Our business and affairs are managed under the direction of the board of directors. Our board of directors is currently comprised of one member, Mr. Balaouras. Because of his relationships with us, he is not “independent” under the rules of any national securities exchange or Rule 10A-3 under the Securities Exchange Act of 1934, or the Exchange Act.

Item 8.  Legal Proceedings.

There are no legal proceedings which are pending or have been threatened against us or any of our officers, directors or control persons of which management is aware.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

Our shares of common stock are currently quoted on the OTC Bulletin Board under the symbol MJNE. The following table sets forth the high and low closing bid prices of our common stock for the quarterly periods for the years ended December 31, 2017 and 2016. These bid prices represent prices quoted by broker-dealers on the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

	Fiscal 2017		Fiscal 2016
	High	Low	High	Low
First Quarter	1.08	0.58	0.062	0.62
Second Quarter	1.00	0.75	1.00	0.65
Third Quarter	0.947	0.552	1.00	0.635
Fourth Quarter	4.10	0.625	3.50	0.53

Holders

As of February 08, 2018, there were 116 shareholders of record. However, we believe that there are more beneficial holders of our common stock as beneficial holders may hold their stock in “street” name.

Dividends

We did not pay any cash dividends on our common stock during 2016 or 2015 and have no intention of doing so in the foreseeable future. We intend to retain any earnings for use in our operations and the expansion of our business. Any future determination to declare and pay cash dividends will be made at the discretion of our board of directors, subject to applicable laws and will depend on our financial condition, results of operations, liquidity, capital requirements, general business conditions, any contractual restriction on the payment of dividends and other factors that our board of directors may deem relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

None.

Item 10. Recent Sales of Unregistered Securities.

We have sold 894,577 shares of our common stock at a price of $0.75 per share for an aggregate of $670,932.75 These shares were sold subsequent to our previously disclosed sales as reported on our Form 8-k as filed on December 18, 2017.

The proceeds of the Offering will be used to develop certain business opportunities, including but not limited to monetizing the Red Earth assets.

The shares were issued pursuant to an exemption from the registration requirements under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated thereunder (“Regulation D”) since, among other things, the transactions did not involve a public offering and the securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof. Offers and sales were made solely to persons qualifying as “accredited investors” (as such term is defined by Rule 501 of Regulation D).

The securities offered will not be and have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 11. Description of Registrant’s Securities to be Registered.

General

The following summary includes a description of material provisions of our capital stock, however the description does not purport to be complete and is subject to, and is qualified by, our Articles of Incorporation and Bylaws, which are filed as exhibits to this Registration Statement.

Authorized and Outstanding Securities

We have the authority to issue up to 95,000,000 shares of Common Stock, $0.001 par value. As of February 8, 2018, there were 62, 675,407 shares of Common Stock issued and outstanding. We also have the authority to issue up to 5,000,000 shares of “blank check” preferred stock, $0.001 par value. As of February 8, 2018, no shares of Preferred stock are issued and outstanding.

Common Stock

The holders of our Common Stock are entitled to one vote per share on all matters requiring a vote of the stockholders, including the election of directors. Holders of Common Stock do not have cumulative voting rights. Holders of Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board in its discretion from funds legally available therefore, subject to preferences that may be applicable to preferred stock, if any, then-outstanding. At present, we have no plans to issue dividends. See “Dividend Policy” for additional information. In the event of a liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to share pro-rata all assets remaining after payment in full of all liabilities, subject to prior distribution rights of preferred stock, if any, then-outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. There is a limited public market for our Common Stock.

Warrants

The following table summarizes information about our warrants outstanding, all of which are presently exercisable:

	Number	Average
Range of	Outstanding at	Remaining	Weighted
Exercise	February __,	Contractual	Average
Prices	2018	Life	Exercise Price

$8.45	33,333	16 Month	$-
$7.87	33,333	17 Months	$-
$6.95	33,333	18 Months	$-
$3.53	33,333	19 Months	$-
$2.56	33,333	20 Months	$-

 Dividends

Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements, and financial conditions. The payment of dividends, if any, will be within the discretion of our Board. We intend to retain earnings, if any, for use in our business operations and accordingly, our Board does not anticipate declaring any dividends in the foreseeable future.

Item 12. Indemnification of Directors and Officers.

Nevada Law

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a) is not liable pursuant to Nevada Revised Statute 78.138, or

(b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In addition, Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a) is not liable pursuant to Nevada Revised Statute 78.138; or

(b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to above, or in defense of any claim, issue, or matter, the corporation is required to indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the Nevada Revised Statutes provides that such indemnification may also include payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if he shall be ultimately found not to be entitled to indemnification under Section 78.751 of the Nevada Revised Statutes. Indemnification may be provided even though the person to be indemnified is no longer a director, officer, employee, or agent of the Company or such other entities.

Section 78.752 of the Nevada Revised Statutes allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Other financial arrangements made by the corporation pursuant to Section 78.752 of the Nevada Revised Statutes may include the following:

(a) the creation of a trust fund;

(b) the establishment of a program of self-insurance;

(c) the securing of its obligations of indemnification by granting a security interest or other lien on any assets of the corporation; and

(d) the establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to Section 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses of indemnification ordered by a court.

Any discretionary indemnification pursuant to Section 78.7502 of the Nevada Revised Statutes, unless ordered by a court or advanced pursuant to an undertaking to repay the amount if it is determined by a court that the indemnified party is not entitled to be indemnified by the corporation, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances. The determination must be made:

(a) by the stockholders;

(b) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding;

(c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding so orders, by independent legal counsel in a written opinion, or

(d) if a quorum consisting of directors who were not parties to the action, suit, or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Subsection 7 of Section 78.138 of the Nevada Revised Statutes provides that, subject to certain very limited statutory exceptions, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The statutory standard of liability established by Section 78.138 controls even if there is a provision in the corporation’s articles of incorporation unless a provision in the corporation’s articles of incorporation provides for greater individual liability.

Charter Provisions and Other Arrangements

Pursuant to the provisions of Nevada Revised Statutes, we have adopted the following indemnification provisions in our Articles of Incorporation for our directors and officers:

To the fullest extent permitted by the laws of the State of Nevada, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of duty as a director.  If the Nevada Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Corporation Law, as so amended. No amendment to, modification of or repeal of this Section 9 shall apply to or have any effect on the liability of any director of the Corporation for or with respect to any acts of omissions of such director occurring prior to such amendment, modification or repeal.

Subject to any provisions on the Bylaws of the Corporation related to indemnification of directors and officers of the Corporation, the Corporation is authorized to indemnify, to the fullest extent permitted by applicable law, any director, officer, employee or agent of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative ( a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee  or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, against expense, (including attorney’s fees) , judgements, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such proceedings.

A right to indemnification or to advancement of expenses arising under a provision of these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation shall not be eliminated or impaired by an amendment to these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation after the occurrence of the act or omission that is the subject of civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement or expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 13. Financial Statements and Supplementary Data.

The information required by this Item 13 is incorporated by reference herein from “Item 15. Financial Statements and Exhibits” of this report.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15. Financial Statements and Exhibits.

(a) List of Documents filed as part of this report:

(1) Financial Statements

Condensed Consolidated Balance Sheets as of September 30, 2017, and December 31, 2016

Condensed Consolidated Statement of Operations for the nine months ended September 30, 2017 and 2016

Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2017 and 2016

Notes to Unaudited Condensed Consolidated Financial Statements

PART I – FINANCIAL INFORMATION

Item 1. Condensed Consolidated Financial Statements

MJ HOLDINGS, INC.

Condensed Consolidated Balance Sheets

As of September 30, 2017, and December 31, 2016

(Unaudited)

	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash	$51,324	$463,773
Accounts receivable	25,155	30,187
Prepaid assets	—	6,862
Current assets held for disposition	—	54,419
Total current assets	76,479	555,241
Property and equipment, net of accumulated depreciation of $1,278 and $778	722	1,222
Noncurrent assets held for disposition	—	3,807,782
Total Assets	$77,201	$4,364,245

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$49,017	$130,889
Accrued liabilities due to related party	—	2,132
Current liabilities held for disposition	—	2,722,865
Total current liabilities	49,017	2,855,886
Security deposits	—	70,168
Total Liabilities	49,017	2,926,054

Stockholders’ Equity
Preferred stock, par value $0.001, 5,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, par value $0.001, 95,000,000 shares authorized; 14,027,939 shares issued; 12,227,939 and 14,027,939 shares outstanding at September 30, 2017, and December 31, 2016, respectively	14,028	14,028
Additional paid-in capital	3,200,998	2,779,105
Accumulated deficit	(1,638,842)	(1,354,942)
Less: treasury stock, at cost; 1,800,000 shares at September 30, 2017	(1,548,000)	—
Total Stockholders’ Equity	28,184	1,438,191
Total Liabilities and Stockholders’ Equity	$77,201	$4,364,245

 See accompanying notes to unaudited condensed consolidated financial statements

MJ HOLDINGS, INC.

Condensed Consolidated Statements of Operations

For the three and nine months ended September 30, 2017 and 2016

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2017	2016	2017	2016
Revenues	$—	$6,900	$—	$9,039

Operating Expenses:
General and administrative expenses	25,500	9,348	298,701	67,726
Depreciation expense	166	166	500	500
Total operating expenses	25,666	9,514	299,201	68,226

Operating loss	(25,666)	(2,614)	(299,201)	(59,187)

Other income	—	26	—	89

Loss before income taxes	(25,666)	(2,588)	(299,201)	(59,098)

Provision for income taxes	—	—	—	—

Loss from continuing operations, net of tax	(25,666)	(2,588)	(299,201)	(59,098)

Income from discontinued operations, net of tax	—	51,376	15,301	125,018

Net income (loss)	$(25,666)	$48,788	(283,900)	65,920

Basic and diluted net income (loss) per common share:
Continuing operations	$(0.002)	$(0.001)	$(0.024)	$(0.004)
Discontinued operations	—	0.004	0.001	0.009
Net income (loss) per common share	$(0.002)	$0.003	$(0.023)	$0.005

Weighted average shares outstanding, basic and diluted	12,227,939	14,027,939	12,293,873	14,027,939

See accompanying notes to unaudited condensed consolidated financial statements

HOLDINGS, INC.

Condensed Consolidated Statements of Cash Flows

For the nine months ended September 30, 2017 and 2016

(unaudited)

	2017	2016
Cash flow from operating activities:
Net income (loss)	(283,900)	65,920
Less: income from discontinued operations, net of tax	(15,301)	(125,018)
Loss from continuing operations, net of tax	(299,201)	(59,098)
Adjustments to reconcile loss from continuing operations to net cash provided by (used in) operating activities:
Depreciation	500	500
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	31,485	375
Net cash used in operating activities, continuing operations	(267,216)	(58,223)
Net cash provided by (used in) operating activities, discontinued operations	(10,200)	180,589
Net Cash Provided by (Used in) Operating Activities	(277,416)	122,366

Cash flow from investing activities:
Payment of cash through exchange offer (see Note 3)	(135,033)	—
Investment in real estate loan receivable	—	(150,000)
Repayment of investment in real estate loan receivable	—	150,000
Net cash used in investing activities, continuing operations	(135,033)	—
Net cash used in investing activities, discontinued operations	—	(3,974)
Net Cash Used in Investing Activities	(135,033)	(3,974)

Cash flow from financing activities:
Net Cash Provided by Financing Activities	—	—

Net increase (decrease) in cash	(412,449)	118,392

Cash at beginning of period	463,773	303,368
Cash at end of period	51,324	421,760

Supplemental disclosure of cash flow information:
Cash paid for interest to related party	45,417	204,375

Supplemental schedule of non-cash investing activities:
Disposition of real estate business through exchange offer (see Note 3)	1,126,107	—

See accompanying notes to unaudited condensed consolidated financial statements

MJ HOLDINGS, INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

September 30, 2017

Note 1 — Interim Financial Statements

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Accordingly, these condensed consolidated financial statements do not include all of the information and footnotes required for audited annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary to make the condensed consolidated financial statements not misleading have been included. The balance sheet at December 31, 2016, has been derived from the Company’s audited consolidated financial statements as of that date.

The unaudited condensed consolidated financial statements included herein should be read in conjunction with the audited consolidated financial statements and the notes thereto that are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, that was filed with the SEC on March 30, 2017. The results of operations for the nine months ended September 30, 2017, are not necessarily indicative of the results to be expected for the full year.

The unaudited condensed consolidated financial statements include the accounts of the Company and its previously wholly owned subsidiaries, 5353 Joliet, LLC, MJ Havana, LLC, and MJ Sheridan, LLC. Intercompany balances and transactions have been eliminated in consolidation. Effective February 1, 2017, the Company transferred its ownership interests in its wholly owned subsidiaries as part of the exchange transaction discussed below in Note 3.

Note 2 — Summary of Significant Accounting Policies

The significant accounting policies followed by the Company for interim reporting are consistent with those included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. There were no material changes to our significant accounting policies during the interim period ended September 30, 2017.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (the “FASB”) issued guidance to clarify the principles for recognizing revenue. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance provides a comprehensive framework for revenue recognition that supersedes current general revenue guidance and most industry-specific guidance. In addition, the guidance requires improved disclosures to help users of financial statements better understand the nature, amount, timing, and uncertainty of revenue that is recognized. An entity should apply the guidance either retrospectively to each prior reporting period presented or retrospectively with the cumulative adjustment at the date of the initial application. In July 2015, the FASB delayed the effective date of the new guidance to annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Early adoption is now permitted after the original effective date of December 15, 2016. The Company is still evaluating the impact of adopting the new accounting guidance, but does not expect the adoption to have a material impact on its consolidated financial statements.

Note 3 — Disposition of Real Estate Business

On November 22, 2016, in connection with a plan to divest its real estate business, the Company submitted to its shareholders an offer to exchange (the "Exchange Offer") the Company's common stock for shares in MJ Real Estate Partners, LLC, (“MJRE”) a newly formed LLC formed for the sole purpose of effecting the Exchange Offer. On January 10, 2017, the Company accepted for exchange 1,800,000 shares of the Company's common stock in exchange for 1,800,000 shares of MJRE's common units, representing membership interests in MJRE. Effective February 1, 2017, the Company transferred its ownership interests in the real estate properties and its subsidiaries, through which the Company held ownership of the real estate properties, to MJRE. MJRE also assumed the senior notes and any and all obligations associated with the real estate properties and business, effective February 1, 2017.

On February 1, 2017, the 1,800,000 shares of the Company's common stock acquired in the Exchange Offer was recorded as an acquisition of treasury stock at a cost equal to the market value of the shares of the Company's common stock accepted in the exchange offer. The difference of $421,893 between the market value of the treasury stock acquired in the Exchange Offer and the net book value of the assets and liabilities exchanged was recorded as additional paid-in capital due to the common controlling interests between the two entities involved with the Exchange Offer. In addition, $135,033 of cash was transferred to MJRE to cover accrued property taxes and security deposits, less prepaid property insurance premiums, held by the Company that were previously collected from the tenants of the real estate properties exchanged.

The historical results of the disposed assets and liabilities are shown in the Company's financial statements as discontinued operations for periods presented before the exchange. In subsequent periods, the Company's financial statements will no longer reflect the assets, liabilities, results of operations or cash flows attributable to the disposed assets and liabilities.

A summary of the difference between the market value of the treasury stock acquired in the Exchange Offer and the net book value of the assets and liabilities exchanged that was recorded as additional paid-in capital on February 1, 2017, is as follows:

February 1, 2017
Treasury stock acquired via exchange
1,800,000 shares at $0.86 per share (market value as of 1/10/2017)	$1,548,000

Net book value of assets and liabilities exchanged:
Land	$747,389
Building and improvements	3,145,167
Less: accumulated depreciation	(266,406)
Real estate property, net	3,626,150
Deferred rent receivable	99,359
Deferred leasing costs	127,360
Total assets exchanged	3,852,869
Notes payable, net of unamortized debt issuance costs	(2,723,292)
Other accrued liabilities	(3,470)
Net book value of assets and liabilities exchanged	$1,126,107

Change in additional paid-in capital	$421,893

A summary of the results of operations reported as discontinued operations for the three and nine months ended September 30, 2017 and 2016, is as follows:

	For the three months ended September 30,		For the nine months ended September 30,
	2017	2016	2017	2016
Net revenues	$—	$181,498	$57,978	$519,492
Operating expenses:
Property expenses	—	31,278	9,883	94,977
Depreciation expense	—	29,439	9,659	87,181
Total operating expenses	—	60,717	19,542	182,158
Operating income	—	120,781	38,436	337,334
Interest expense, net - related party	—	(68,125)	(22,708)	(204,375)
Interest expense, net	—	(1,280)	(427)	(7,941)
Income before income taxes	—	51,376	15,301	125,018
Provision for income taxes	—	—	—	—
Income from discontinued operations, net of tax	$—	$51,376	$15,301	$125,018

Note 4 — Going Concern

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. During the first quarter of 2017, the Company divested their real estate properties and associated business. During the nine months ended September 30, 2017, the Company generated a loss from continuing operations of $299,201 and used $267,216 of cash for continuing operations. Subsequent to the divestiture of its real estate business, the Company does not expect to generate revenues for the next six to nine months. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

The Company is developing mobile and computer based applications focused on providing cannabis for medical use content and educational materials to licensed medical professionals, in addition to matching patients with medical professionals who are familiar with the therapeutic effects and indications of cannabinoids and making social connections by and between cannabis users.

Our goal is to develop a “freemium” based business model, where we offer our services for free in an effort to build and develop a user-base.  We expect to generate revenues in the future through advertising and by marketing premium products and services to our growing user-base.

Although we can provide no assurances, we believe our cash on hand will provide sufficient liquidity and capital resources to fund our business for the next twelve months.

In the event the Company experiences liquidity and capital resource constraints because of unanticipated operating losses, we may need to raise additional capital in the form of equity and/or debt financing. If such additional capital is not available on terms acceptable to us or at all, then we may need to curtail our operations and/or take additional measures to conserve and manage our liquidity and capital resources, any of which would have a material adverse effect on our financial position, results of operations, and our ability to continue in existence. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 5 — Related Party Transactions

During the nine months ended September 30, 2017 and 2016, the Company paid $45,417 and $204,375, respectively, for interest due pursuant to $2,725,000 of promissory notes held by Chemtov Mortgage Group (“CMG”), an entity wholly-owned by the Company's previous co-CEO and current shareholder, Shawn Chemtov. On February 1, 2017, the promissory notes held by CMG were exchanged as part of the Exchange Offer discussed above in Note 3.

During the nine months ended September 30, 2017, the Company paid $75,000 to each of the Company’s co-CEOs, Mr. Laufer and Mr. Chemtov, as a result of one-time bonuses earned as part of employment agreements executed in April 2017.

In May 2017, Mr. Chemtov resigned from his position as co-CEO of the Company and from its Board of Directors. As part of the separation, the Company paid Mr. Chemtov $75,000 during the nine months ended September 30, 2017.

In May 2016, the Company invested $150,000 in a $1,750,000 promissory note secured by the assignment of a mortgage on real estate property located in Miami, Florida. The mortgage was held by CMG, an entity wholly-owned by the Company's previous co-CEO and current shareholder, Shawn Chemtov. The Company did not incur any loan origination fees or any other costs associated with the mortgage investment. The promissory note paid interest at 12% per annum and provided for cash interest payments on a monthly basis, commencing on July 1, 2016. The Company earned $6,900 and 9,039 of interest income, recorded as revenue, as a result of the $150,000 investment during the three and nine months ended September 30, 2016. The outstanding principal amount and unpaid interest were repaid in September 2016.

Note 6 — Outstanding Warrants

A summary of warrants issued, exercised and expired during the nine months ended September 30, 2017, is as follows:

		Weighted
		Avg.
		Exercise
Warrants:	Shares	Price
Balance at January 1, 2017	166,665	$5.88
Issued	—	—
Exercised	—	—
Expired	—	—
Balance at September 30, 2017	166,665	$5.88

Note 7 — Basic and Diluted Earnings (Loss) per Common Share

Basic earnings (loss) per share is computed by dividing the net income or net loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is calculated using the treasury stock method and reflects the potential dilution that could occur if warrants were exercised and were not anti-dilutive.

For the three and nine months ended September 30, 2017 and 2016, basic and diluted earnings (loss) per common share were the same since there were no potentially dilutive shares outstanding during the respective periods. Outstanding warrants as of September 30, 2017 and 2016, to purchase 166,665 shares of common stock were not included in the calculations of diluted income per share because the impact would have been anti-dilutive for each of the periods presented.

Note 8 — Subsequent Events

On November 15, 2017, in connection with the acquisition of Red Earth, discussed below, and the Company’s desire to monetize the assets into an operating business, the Company’s Board of Directors appointed Mr. Paris Balaouras as the Company’s CEO.

On December 14, 2017, the Company’s Board of Directors approved the spin-off of the intellectual property, trademark and domain names related to the Company’s social meet-up app, Toker. The Company’s stockholders will receive one share of common stock in a new public company (“NewCo”), which will own the Toker intellectual property and business, for every one share of MJ Holdings common stock held as of 5:00 p.m. Eastern time on December 14, 2017. NewCo plans to file a Form 10 in connection with the spinoff and will bear all associated costs related to the spinoff and its future business operations. The spin-off is expected to occur during the second quarter of 2018.

On December 15, 2017, the Company acquired 100% of the outstanding membership interests of Red Earth, LLC, a Nevada limited liability company (“Red Earth”) for 52,732,969 shares of common stock of the Company, par value $0.001 and a Promissory Note in the amount of $900,000.

The Promissory Note accrues interest at 0.25% per annum and is due on October 30, 2018. At the discretion of the noteholder, the Promissory Note and any accrued and unpaid interest are convertible into shares of the Company’s common stock at $0.75 per share. Upon maturity, the outstanding principal amount and any accrued and unpaid interest on this Promissory Note will automatically convert into shares of the Company’s common stock at $0.75 per share.

Red Earth is a holding company, whose assets are, a provisional cultivation license to grow marijuana in the city of Las Vegas in the state of Nevada and a triple net leasehold interest in a 17,298-square foot building located at 2310 Western Avenue Las Vegas, Nevada.  The lease is for an initial term of 10 years, with a 12-month rent abatement.  The commencement date of the lease was June 29, 2017.  The Lease includes two options to extend, each for an additional 5 years.   The lease grants Tenant an option to purchase the property on or after the 25th month of the lease and continuing through the 60th month of the lease for the sum of $2,607,880.

In connection with and contemporaneous with the acquisition of Red Earth, the Company sold an aggregate of 4,377,241 shares of the Company’s common stock at a price of $0.75 per share for proceeds of $3,282,931 as part of an offering of the Company’s securities (the “Offering”). The proceeds of the Offering will be used to develop certain business opportunities, including but not limited to monetizing the Red Earth assets.

On December 15, 2017, in accordance with Nevada Revised Statues (NRS) sec.78.335, the Company’s Board of Directors appointed Paris Balaouras to the Board of Directors to fill a vacancy on the board. Contemporaneous to said appointment, Mr. Laufer resigned from the board of directors and as CEO of the Company, subsequent to the resignation; Mr. Balaouras, became the sole officer and director of the Company.

(b) Exhibits.

The following exhibits are filed herewith or incorporated herein by reference.

Exhibit Number	Description of Exhibit
3.1	Amended and Restated Certificate of Incorporation of the Registrant (1)
3.2	Bylaws of the Registrant (2)
21.1*	Subsidiaries of the Registrant
24.1*	Power of Attorney

*	Filed herewith.
(1)	Incorporated by reference to the Registrant’s Periodic Report on Form 8-K as filed with the SEC on February 28, 2014.
(2)	Incorporated by reference to Registration Statement on Form S-1, filed with the Securities and Exchange Commission, Registration Statement File No. 333-167824, on June 28, 2010.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

By:	/s/ Paris Balaouras
Paris Balaouras
Chief Executive Officer

Date:	February 9, 2018